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                                                                    EXHIBIT 10.7

                         EXCLUSIVE SUBLICENSE AGREEMENT
                        Re: UNMC Docket Nos. 63095 series

This Agreement having the effective date of October 10, 2003 ("EFFECTIVE DATE") is made between UNEMED Corporation, 986099 Nebraska Medical Center, Omaha, Nebraska 68198-6099 ("UNEMED") and ImaRx Therapeutics, Incorporated, 1635 East 18th Street, Tucson, AZ 85719 ("LICENSEE").

WHEREAS, the University of Nebraska Medical Center ("UNMC") desires to license and otherwise commercialize certain technology resulting from the research of its faculty; and

WHEREAS, UNEMED is a biomedical technology development company charged with and having authority to assist UNMC in the licensing and commercial development of its technology; and

WHEREAS, ImaRx Therapeutics, Incorporated is desirous of licensing certain UNMC technology with the intent of furthering its commercial development;

In consideration of the mutual promises and covenants set forth below, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 AFFILIATE: any company, corporation, or business in which LICENSEE owns or controls at least fifty percent (50%) of the voting stock or other ownership. Unless otherwise specified, the term LICENSEE includes AFFILIATES.

1.2 FIELD: Therapeutic applications of Non-PESDA (Non-perfluorocarbon enhanced sonicated dextrose albumin) microbubbles for the treatment of thrombosis, as described in UNMC Docket Series 63095.

1.3 UNEMED: UNEMED Corporation, a for-profit Nebraska corporation having offices at 701 S. 42nd Street, 986099 Nebraska Medical Center, Omaha, Nebraska, 69198-6099.

1.4 LICENSED PROCESSES: the processes covered by issued claims of PATENT RIGHTS, on a country-by-country basis, that if made used, sold, imported or offered for sale would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

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1.5 LICENSED PRODUCTS: products covered by issued claims of PATENT RIGHTS , on a country-by-country basis, that if made, used, sold, imported or offered for sale would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.6 LICENSEE: ImaRx Therapeutics, 1635 East 18th Street, Tucson, AZ 85719

1.7 NET SALES: the amount billed, invoiced, or received (whichever occurs first) for sales, leases, or other transfers of LICENSED PRODUCTS, less:

     (a) customary trade, quantity or cash discounts and non-affiliated brokers' or agents' commissions actually allowed and taken;

     (b) amounts repaid or credited by reason of rejection or return;

     (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of LICENSEE or sublicensees; and

     (d) reasonable charges for delivery or transportation or insurance provided by third parties, if separately stated.

     NET SALES also includes the fair market value of any non-cash consideration received by LICENSEE or sublicensees (other than research and development payments as set forth in 4.2(a)) for the sale, lease, or transfer of LICENSED PRODUCTS.

1.8 NON-COMMERCIAL RESEARCH PURPOSES: use of PATENT RIGHTS for non-commercial academic research or other non-commercial scholarly purposes which are undertaken at a non-profit or governmental institution; provided however that such entity does not use the PATENT RIGHTS in the production or manufacture of products for sale or the performance of services for a fee.

1.9 NON-ROYALTY SUBLICENSE INCOME: Sublicense issue fees, sublicense maintenance fees, sublicense milestone payments, and similar non-royalty payments made by sublicensees to LICENSEE on account of sublicenses pursuant to this Agreement.

1.10 PATENT RIGHTS:

Patent applications associated with Tech ID # 95009 (the entire 63095 Family)
Title: New Agent for the Treatment of Thrombosis

                                                        Patent #
UNMC Docket #                                      Title (issue date)
-------------                                      ------------------
63095                  5,648,098       Thrombolytic Agents and Methods of
                                       Treatment for Thrombosis (issued 7/15/97)

63095.1                5,980,950       Thrombolytic Agents and Methods of

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           divisional of 63095)       Treatment for Thrombosis (issued 11/09/99)

63095.2           6,197,345           Thrombolytic Agents and Methods of
           (continuation of 63095.1)  Treatment for Thrombosis (issued 3/06/01)

63095.3           Filed               Thrombolytic Agents and Methods of
           (continuation of 63095.2)  Treatment for Thrombosis (pending)

the inventions disclosed and claimed therein, divisional patent applications, issued patents, CIP applications to the extent any new matter reads on claims of a parent application, reissued and reexamined patents, all limited by FIELD to be included within this agreement, and to the extent they are owned or controlled by INSTITUTIONS, any and all foreign patents and patent applications corresponding thereto.

1.11 TERRITORY: Worldwide

1.12 The terms "Public Law 96-517" and "Public Law 98-620" include all amendments to those statutes.

1.13 The terms "sold" and "sell" include, without limitation, leases and other transfers and similar transactions.

1.14 INSTITUTIONS: The Board of Regents of the University of Nebraska, a public body corporate, doing business as the University of Nebraska Medical Center, 986099 Nebraska Medical Center, Omaha, Nebraska, USA, 68198-6099.

                                   ARTICLE II

                                 REPRESENTATIONS

2.1 INSTITUTIONS are owners by assignment from inventor(s) of their entire right, title and interest in PATENT RIGHTS, in the foreign patent applications corresponding thereto, and in the inventions claimed therein.

2.2 UNEMED has the authority from INSTITUTIONS to issue licenses under PATENT RIGHTS. If for any reason UNEMED and INSTITUTIONS terminate their agreement providing such authority, or UNEMED ceases to exist, this Agreement shall automatically be reassigned to INSTITUTIONS.

2.3 UNEMED is committed to the policy that ideas or creative works produced at INSTITUTIONS should be used for the greatest possible public benefit, and believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public

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use, all in a manner consistent with the public interest.

2.4 LICENSEE is prepared and intends to use commercially reasonable efforts develop the invention and to bring to market products, which are subject to this Agreement.

2.5 LICENSEE is desirous of obtaining an exclusive license in the TERRITORY in order to practice the above-referenced invention covered by PATENT RIGHTS in the United States and in certain foreign countries, and to manufacture or have manufactured, use, import, sell and have sold in the commercial market the products made in accordance therewith, and UNEMED is desirous of granting such a license to LICENSEE in accordance with the terms of this Agreement.

                                   ARTICLE III

                                 GRANT OF RIGHTS

3.1 UNEMED hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, in the TERRITORY and in the FIELD:

     an exclusive commercial license under PATENT RIGHTS,

     to research and develop, make and have made, to use and have used, to sell and have sold, offer for sale and import the LICENSED PRODUCTS, and to practice the LICENSED PROCESSES, for the life of the PATENT RIGHTS. Such licenses shall include the right to grant sublicenses. In order to provide LICENSEE with commercial exclusivity for so long as the license under PATENT RIGHTS remains exclusive, UNEMED agrees that it will not grant licenses under PATENT RIGHTS to others except as required by INSTITUTIONS' obligations in paragraph 3.2(a) or as permitted in paragraph 3.2(b) .

3.2 The granting and exercise of this license is subject to the following conditions:

     (a) U.S. Public Law 96-517, U.S. Public Law 98-620; if a subject invention; the Memorandum of Agreement between the INSTITUTIONS and UNEMED dated March 31, 1998; the Technology Development Program Agreement dated November 27, 1991 .

     (b) UNEMED on behalf of INSTITUTIONS reserves the right to

          (i) make, have made, provide and use for UNEMED's and INSTITUTION'S NON COMMERCIAL RESEARCH PURPOSES the subject matter described and claimed in PATENT RIGHTS, including the ability to distribute any UNEMED- or INSTITUTION-owned materials within the PATENT RIGHTS for NON-COMMERCIAL RESEARCH PURPOSES as is customary in the academic community.

          (ii) grant to others licenses to use and develop the PATENT RIGHTS outside of the FIELD of this agreement.

     (c) LICENSEE shall use commercially reasonable efforts to effect introduction of the LICENSED PRODUCTS or LICENSED PROCESS into the commercial market as soon as

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practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Licensee shall use commercially reasonable efforts to meet the milestones outlined in Section 3.2 (c), (i)-(iii) described below:

          (i) within three (3) years from the EFFECTIVE DATE of this Agreement, LICENSEE shall file an IND with the US FDA for a LICENSED PRODUCT or LICENSED PROCESS.

          (ii) within four (4) years from the EFFECTIVE DATE of this agreement, LICENSEE shall commence studies in humans with a LICENSED PRODUCT or LICENSED PROCESS.

          (iii) within six (6) years from the EFFECTIVE DATE of this agreement, LICENSEE shall commence Phase II studies with a LICENSED PRODUCT or LICENSED PROCESS.

     (d) At any time after 3 years from the effective date of this Agreement, UNEMED may terminate or render this license non-exclusive if, in UNEMED's reasonable judgment, the Progress Reports furnished by LICENSEE do not demonstrate that LICENSEE has satisfied one of the following:

          (i) has succeeded in meeting the milestones as presented in 3.2(c)i-iii, or

          (ii) is engaged in research, development, manufacturing, marketing or sublicensing activity (which includes making sublicenses reasonably available) appropriate to achieving 3.2(d)i, or

          (iii) has put the licensed subject matter into commercial use in at least one country in the TERRITORY hereby licensed, directly or through a sublicense, and is keeping the license subject matter reasonably available to the public.

     (e) In all sublicenses granted by LICENSEE hereunder, LICENSEE shall include a requirement that the sublicensee use its commercially reasonable efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible. LICENSEE

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shall further provide in such sublicenses that such sublicenses are subject and subordinate to the terms and conditions of this Agreement applicable to a sublicense, except: (i) the sublicensee may not further sublicense; and (ii) the rate of royalty on NET SALES paid by the sublicensee to the LICENSEE. Copies of all sublicense agreements shall be provided promptly to UNEMED. LICENSEE may redact confidential information from such sublicenses.

     (f) After clinical or other evidence, provided in writing by UNEMED, to LICENSEE, reasonably demonstrates the practicality of a particular use of PATENT RIGHTS, which is not being developed or commercialized by LICENSEE, LICENSEE shall either provide UNEMED with a reasonable development plan and start development or attempt to reasonably sublicense of the particular PATENT RIGHTS to a third party. If within six (6) months of such notification by UNEMED, LICENSEE has not initiated such development efforts or sublicensed that particular use of PATENT RIGHTS, UNEMED may reduce the FIELD to the extent of such particular use of PATENT RIGHTS, as described in such notice, of this license for such particular use of PATENT RIGHTS. This Paragraph 3.2 (f) shall not be applicable if LICENSEE reasonably demonstrates to UNEMED that commercializing such LICENSED PRODUCT(S) or granting such a sublicense would have a potentially adverse commercial effect upon marketing or sales of the LICENSED PRODUCTS developed and being sold by LICENSEE.

     (g) A license in any other field of use in addition to the FIELD shall be the subject of a separate agreement and shall require LICENSEE's submission of evidence, satisfactory to UNEMED, demonstrating LICENSEE's willingness and ability to develop and commercialize in such other field of use the kinds of products or processes likely to be encompassed in such other field.

     (h) During the period of exclusivity of this license in the United States, LICENSEE shall cause any LICENSED PRODUCT, if a subject invention, produced for sale in the United States to be manufactured substantially in the United States.

3.3 All rights reserved to the United States Government and others under Public Law 96-517, and Public Law 98-620, if a subject invention, shall remain and shall in no way be affected by this Agreement.

                                   ARTICLE IV

                                    ROYALTIES

4.1 LICENSEE shall pay to UNEMED a non-refundable license royalty fee in the sum of ten thousand dollars ($10,000.00) upon execution of this Agreement.

4.2 (a) LICENSEE shall pay to UNEMED during the term of this Agreement a royalty of two percent (2% ) of NET SALES by LICENSEE and sublicensees. Should LICENSEE be required to pay running royalties to a third party on any patent rights not licensed hereunder ("Other Royalties") in order to make, use, import or sell a particular LICENSED PRODUCT or LICENSED PROCESS, LICENSEE shall be entitled to credit half (50%) of such Other Royalties against the running royalty due, provided that the running royalties shall not be reduced below fifty percent (50%) of those that would otherwise be due UNEMED for that LICENSED PRODUCT or LICENSED PROCESS. In the case of sublicenses, LICENSEE shall also pay to UNEMED a royalty of fifty percent (50%) of NON-ROYALTY SUBLICENSE INCOME, provided that the sublicense grant is solely for PATENT RIGHTS and grants no additional rights (including but not limited to patent, tangible property, know-how, data, trademarks) to the sublicense which are owned or controlled by LICENSEE. Such consideration shall include any upfront, annual, milestone or other payments and value above fair market value of any equity purchased by sublicensee. Consideration shall not include any research or development money paid to LICENSEE to conduct research in the FIELD pursuant to a research plan and budget.

Only one royalty shall be due under this Agreement for any given LICENSED PRODUCT or LICENSED PROCESS if covered by multiple patents under PATENT RIGHTS.

Payment of royalty for any given LICENSED PRODUCT or LICENSED PROCESS does not require either determination of infringement or validity of PATENT RIGHTS prior to being paid to UNEMED, but rather on presumption of validity. Any royalties already paid to UNEMED are nonrefundable should a court of competent jurisdiction render a determination of invalidity of PATENT RIGHTS.

     (b) If the license pursuant to this Agreement is converted to a non-exclusive one and if other non-exclusive licenses in the same FIELD and TERRITORY are granted, the above royalties shall not exceed the royalty rate to be paid by other licensees in the same FIELD and TERRITORY during the term of the non-exclusive license.

     (c) On sales between LICENSEE and its AFFILIATES or sublicensees for resale, the royalty shall be paid on the NET SALES of the AFFILIATE or sublicensee.

4.3 No later than January 1 of the third calendar year after the effective date of this Agreement,

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as provided below, LICENSEE shall pay to UNEMED the following non-refundable license maintenance royalty and/or advance on royalties. Such payments may be credited against running royalties due for that calendar year and Royalty Reports shall reflect such a credit. Such payments shall not be credited against milestone payments (if any) or against royalties due for any subsequent calendar year.

January 1, 2006,        $3,000
January 1, 2007 ,       $3,000
January 1, 2008,        $4,000
each year thereafter,   $7,000

                                    ARTICLE V

                                    REPORTING

5.1 Prior to signing this Agreement, LICENSEE has provided to UNEMED a written research and development plan under which LICENSEE intends to bring the subject matter of the licenses granted hereunder into commercial use upon execution of this Agreement. Such plan includes projections of sales, proposed marketing efforts and the plan for achieving milestones outlined in Article III, Section
3.2 (c) (i) - (iii). A copy of this plan is included in Appendix A of this agreement.

5.2 No later than sixty (60) days after June 30 of each calendar year, LICENSEE shall provide to UNEMED a written annual progress report describing progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent twelve (12) month period ending June 30 and plans for the forthcoming year. If multiple technologies are covered by the license granted hereunder, the progress report shall provide the information set forth above for each technology. If progress differs from that anticipated in the plan required under Paragraph 5.1, LICENSEE shall explain the reasons for the difference and propose a modified research and development plan for UNEMED's review and approval. LICENSEE shall also provide any reasonable additional information UNEMED reasonably request to evaluate LICENSEE's performance.

5.3 LICENSEE shall report to UNEMED the date of first sale of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within sixty (60) days of occurrence.

5.4 (a) Upon commencing sales of LICENSED PRODUCTS or LICENSED PROCESSES as described in 5.3, LICENSEE shall thereafter submit to UNEMED within sixty (60) days after each calendar half year ending June 30 and December 31, a Royalty Report setting forth for such half year at least the following information:

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          (i) the number of LICENSED PRODUCTS sold by LICENSEE, its AFFILIATES and sublicensees in each country;

          (ii) total billings for such LICENSED PRODUCTS;

          (iii) an accounting for all LICENSED PROCESSES used or sold;

          (iv) deductions applicable to determine the NET SALES thereof;

          (v) the amount of NON-ROYALTY SUBLICENSE INCOME received by LICENSEE; and

          (vi) the amount of royalty due thereon, or, if no royalties are due to UNEMED for any reporting period, the statement that no royalties are due.

          Such report shall be certified as correct by an officer of LICENSEE and shall include a detailed listing of all deductions from royalties.

     (b) LICENSEE shall pay to UNEMED with each such Royalty Report the amount of royalty due with respect to such half year. LICENSEE shall specify, by Patent number, which PATENT RIGHTS are utilized for each LICENSED PRODUCT and LICENSED PROCESS included in the Royalty Report.

     (c) All payments due hereunder shall be deemed received when funds are credited to UNEMED's bank account and shall be payable by check or wire transfer in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the New York Times or the Wall Street Journal) on the last working day of each royalty period. No transfer, exchange, collection or other charges shall be deducted from such payments.

     (d) All such reports and sublicenses provided to UNEMED by LICENSEE shall be maintained in confidence by UNEMED except as required by law; however, UNEMED may include in its usual reports annual amounts of royalties paid.

     (e) Late payments shall be subject to a charge of one and one half percent (1 1/2%) per month.

5.5 In the event of acquisition, merger, change of corporate name, or change of make- up, organization, or identity, LICENSEE shall notify UNEMED in writing within thirty (30) days of such event.

5.6 If LICENSEE or any AFFILIATE or sublicensee (or optionee) does not qualify as a "small entity" as provided by the United States Patent and Trademark Office, LICENSEE must notify UNEMED immediately.

                                   ARTICLE VI

                                 RECORD KEEPING

6.1 LICENSEE shall keep, and shall require its AFFILIATES and sublicensees to keep, accurate records (together with supporting documentation) of LICENSED PRODUCTS made, used or sold under this Agreement, appropriate to determine the amount of royalties due to UNEMED hereunder. Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate. They shall be available during normal business hours for examination by an accountant of nationally recognized stature selected by UNEMED and reasonably acceptable to LICENSEE, for the sole purpose of verifying reports and payments hereunder. UNEMED shall provide Company five (5) business days notice in writing prior to examination. In conducting examinations pursuant to this paragraph, UNEMED's accountant shall have access to all records, which UNEMED reasonably believes to be relevant to the calculation of royalties under Article IV.

6.2 UNEMED's accountant shall not disclose to UNEMED any information other than information relating to the accuracy of reports and payments made hereunder.

6.3 Such examination by UNEMED's accountant shall be at UNEMED's expense, except that if such examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination as well as any additional sum that would have been payable to UNEMED had the LICENSEE reported correctly, plus interest on said sum at the rate of one and one half per cent (1 1/2%) per month.

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                                   ARTICLE VII

               DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

7.1 Upon execution of this Agreement, LICENSEE shall assume responsibility for and reimburse UNEMED for all reasonable expenses UNEMED incurs related to the maintenance of issued patent # 6,197,345. LICENSEE shall reimburse UNEMED within sixty (60) days of receiving an invoice for all such expenses upon receipt of invoices from UNEMED. Late payment of these invoices shall be subject to interest charges of one and one-half percent (1 1/2%) per month. In the event UNEMED grants rights to issued patent # 6,197,345 for development in a different FIELD, responsibility for maintenance fees will thereafter be assumed by subsequent licensee. UNEMED shall, in its sole discretion, be responsible for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in PATENT RIGHTS. UNEMED shall consult with LICENSEE as to the preparation, filing, prosecution and maintenance of such patent applications and patents which are within the FIELD and shall furnish to LICENSEE copies of documents relevant to any such preparation, filing, prosecution or maintenance.

7.2 UNEMED and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed in the FIELD to LICENSEE hereunder, executing all papers and instruments or requiring members of UNEMED to execute such papers and instruments so as to enable UNEMED to apply for, to prosecute and to maintain patent applications and patents in UNEMED's name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. In particular, LICENSEE must immediately notify UNEMED if LICENSEE or any AFFILIATE or sublicensee (or optionee) does not qualify as a "small entity" as provided by the United States Patent and Trademark Office.

7.3 LICENSEE may elect to surrender its PATENT RIGHTS in any country upon sixty
(60) days written notice to UNEMED. Such notice shall not relieve LICENSEE from responsibility to reimburse UNEMED for patent-related expenses owed by LICENSEE pursuant to paragraph 7.1 incurred prior to the expiration of the (60)-day notice period (or such longer period specified in LICENSEE's notice).

                                  ARTICLE VIII

                                  INFRINGEMENT

8.1 With respect to any PATENT RIGHTS that are exclusively licensed to LICENSEE pursuant to this Agreement, LICENSEE shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. UNEMED agrees to notify LICENSEE promptly of each infringement of such patents of which UNEMED is or becomes aware. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of UNEMED and to potential effects on the public interest in making its decision whether or not to sue.

8.2 (a) If LICENSEE elects to commence an action as described above, UNEMED and/or INSTITUTIONS may, to the extent permitted by law, elect or be required to join as a party in that action. Regardless of whether UNEMED and/or INSTITUTIONS elect to join as a party, UNEMED and/or INSTITUTIONS shall cooperate fully with LICENSEE in connection with any such action.

     (b) If UNEMED and/or INSTITUTIONS elect to join as a party pursuant to subparagraph (a), joining parties shall jointly control the action with LICENSEE.

     (c) LICENSEE shall reimburse UNEMED and/or INSTITUTIONS for any pre-approved, reasonable costs incurred by LICENSEE's attorney on behalf of UNEMED and/or INSTITUTIONS, including reasonable attorneys' fees incurred, as part of an action brought by LICENSEE, irrespective of whether UNEMED and/or INSTITUTIONS become a co-plaintiff.

     (d) UNEMED and/or INSTITUTIONS may, at their own expense, engage separate counsel for such infringement action.

8.3 If LICENSEE elects to commence an action as described above, LICENSEE may deduct from its royalty payments to UNEMED with respect to the patent(s) subject to suit an amount not exceeding fifty percent (50%) of LICENSEE's expenses and costs of such action, including reasonable attorneys' fees; provided, which shall be prorated to reflect expenses relating to licensed PATENT RIGHTS among all patents involved in litigation. However, such reduction shall not exceed seventy five percent (75%) of the total royalty due to UNEMED with respect to the patent(s) subject to suit for each calendar year. If such fifty percent (50%) of LICENSEE's expenses and costs exceeds the amount of royalties deducted by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to UNEMED from LICENSEE in succeeding calendar years, but never by more than seventy five percent (75%) of the total royalty due in any one year with respect to the patent(s) subject to suit.

8.4 No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of UNEMED, which consent shall not be unreasonably withheld.

8.5 Recoveries or reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse LICENSEE and UNEMED and/or INSTITUTIONS for litigation costs not paid from royalties and then to reimburse UNEMED for royalties deducted by LICENSEE pursuant to paragraph 8.3. Any remaining recoveries or reimbursements shall be shared with LICENSEE, receiving sixty percent (60%) and UNEMED receiving forty percent (40%). Should additional patents other than PATENT RIGHTS be involved in the infringement suit, any recoveries and reimbursements shall be prorated and allocated equally among the patents involved in the litigation, with UNEMED sharing in reimbursements based upon the prorated share of the PATENT RIGHTS.

8.6 If LICENSEE elects not to exercise its right to prosecute an infringement of the PATENT RIGHTS pursuant to this Article, UNEMED and/or INSTITUTIONS may do so at their own expense, controlling such action and retaining all recoveries there from. LICENSEE shall cooperate fully with UNEMED and/or INSTITUTIONS in connection with any such action, however, UNEMED and/or INSTITUTIONS shall pay any reasonable costs incurred by LICENSEE. UNEMED shall consult with LICENSEE and consider any reasonable reasons as to why LICENSEE elects not to pursue an infringement suit.

8.7 Without limiting the generality of paragraph 8.6, UNEMED may, at its election and by notice to LICENSEE, establish a time limit of three (3) months for LICENSEE to decide whether to prosecute any infringement of which UNEMED is or becomes aware. If, by the end of such three (3) month period, LICENSEE has not commenced such an action, UNEMED and/or INSTITUTIONS may prosecute such an infringement at their own expense, controlling such action and retaining all recoveries there from. With respect to any such infringement action prosecuted by UNEMED and/or INSTITUTIONS in good faith, LICENSEE shall pay over to UNEMED any payments (whether or not designated as "royalties") made by the alleged infringer to LICENSEE under any existing or future sublicense authorizing LICENSED PRODUCTS, up to the amount of UNEMED's and/or INSTITUTIONS' unreimbursed litigation expenses (including, but not limited to, reasonable attorneys' fees).

8.8 If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, UNEMED and/or INSTITUTIONS may elect to take over the sole defense of the action at its own expense. LICENSEE shall cooperate fully with UNEMED and/or INSTITUTIONS in connection with any such action.

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

9.1 This Agreement, unless terminated as provided herein, shall remain in effect until the last patent or patent application in PATENT RIGHTS has expired or been finally abandoned without the possibility of revival, or held invalid by a court of competent jurisdiction.

9.2 UNEMED may terminate this Agreement as follows:

     (a) If LICENSEE does not make a payment due hereunder and fails to cure such non-payment (including the payment of interest in accordance with paragraph 5.4(e)) within forty-five (45) days after the date of notice in writing of such non-payment by UNEMED.

     (b) If LICENSEE defaults in its obligations under paragraph 10.4(c) and 10.4(d) to procure and maintain insurance after a forty-five (45) day cure period.

     (c) If, at any time after three years from the date of this Agreement, UNEMED determines that the Agreement should be terminated pursuant to paragraph 3.2(d).

     (d) If LICENSEE shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it and has not been dismissed within one hundred eighty (180) days. Such termination shall be effective immediately upon UNEMED giving written notice to LICENSEE.

     (e) If an examination by UNEMED's accountant pursuant to Article VI shows an underreporting or underpayment by LICENSEE in excess of 20% for any twelve
(12) month period.

     (f) If LICENSEE is convicted of a felony relating to the manufacture, use, or sale of LICENSED PRODUCTS.

     (g) Except as provided in subparagraphs (a), (b), (c), (d), (e) and (f) above, if LICENSEE defaults in the performance of any obligations under this Agreement and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by UNEMED.

9.3 LICENSEE shall provide, in all sublicenses granted by it under this Agreement, that LICENSEE's interest in such sublicenses shall become direct licensees of UNEMED.

9.4 LICENSEE may terminate this Agreement by giving ninety (90) days advance written notice of termination to UNEMED . Upon termination, LICENSEE shall submit a final Royalty Report to UNEMED and any royalty payments and unreimbursed patent expenses invoiced by UNEMED shall become immediately payable.

9.5 Paragraphs 6.1, 6.2, 6.3, 7.1, 8.5, 9.4, 9.5, 10.2, 10.3,10.4, 10.6, 10.7,
and 10.8 of this Agreement shall survive termination.

                                    ARTICLE X

                                     GENERAL

10.1 UNEMED does not warrant the validity of the PATENT RIGHTS licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed PATENT RIGHTS or that such PATENT RIGHTS may be exploited by LICENSEE, an AFFILIATE, or sublicensee without infringing other patents.

10.2 EXCEPT AS EXPRESSLY SET FORTH HEREIN, BOTH PARTIES EXPRESSLY DISCLAIM ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND UNEMED MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS, OR INFORMATION SUPPLIED BY UNEMED, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

10.3 (a) LICENSEE shall indemnify, defend and hold harmless UNEMED and INSTITUTIONS, their Regents, current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the "INDEMNITEES"), from and against any third party claim, proceeding, demand, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including, without limitation, reasonable attorney's fees and other costs and expenses of litigation) (collectively, "Claims"), based upon, arising out of the transfer, production, manufacture, sale, use, lease, consumption, or advertisement of products, processes or materials licensed by this Agreement or any other liabilities or obligations otherwise relating to this Agreement, including without limitation any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under this Agreement.

     (b) LICENSEE shall, at its own expense, provide attorneys reasonably acceptable to UNEMED to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

     (c) Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as UNEMED shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and
(ii) broad form contractual liability coverage for LICENSEE's indemnification under this Agreement. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to UNEMED in its sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this Agreement.

     (d) LICENSEE shall provide UNEMED with written evidence of such insurance upon request of UNEMED. LICENSEE shall provide UNEMED with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, UNEMED shall have the right to terminate this Agreement effective at the end of such fifteen
(15) day period without notice or any additional waiting periods.

     (e) LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by LICENSEE or by a sublicensee, AFFILIATE or agent of LICENSEE and (ii) a reasonable period after the period referred to in (e)(i) above which in no event shall be less than fifteen (15) years.

10.4 LICENSEE shall not use name or insignia of UNEMED or INSTITUTIONS or any adaptation of them, or the name of any of inventors in any advertising, promotional or sales literature without the prior written approval of UNEMED. Likewise, UNEMED or INSTITUTIONS shall not use the name or any adaptation of the name of LICENSEE in any advertising, promotional or sales literature without prior written approval of LICENSEE. Each party shall provide written approval or denial within five (5) business days of such request.

10.5 Without the prior written approval of UNEMED in each instance, neither this agreement nor the rights granted hereunder shall be transferred or assigned in whole or in part by LICENSEE to any person whether voluntarily or involuntarily, by operation of law or otherwise, except that the LICENSEE shall have the right to assign this Agreement to another party without the consent of UNEMED in the case of the sale, merger, change of control or transfer by LICENSEE of all, or substantially all, of its assets relating to the LICENSED PRODUCT or LICENSED PROCESS, to that party. This Agreement shall be binding upon the respective successors, legal representatives and assignees of UNEMED and LICENSEE.

10.6 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the State of Nebraska.

10.7 LICENSEE shall comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that it will defend and hold UNEMED and INSTITUTIONS harmless in the event of any legal action by a third party of any nature occasioned by such violation.

10.8 LICENSEE agrees (i) to use commercially reasonable efforts to obtain all regulatory approvals required for the manufacture and sale of LICENSED PRODUCTS and LICENSED PROCESSES and (ii) to utilize appropriate patent marking on such LICENSED PRODUCTS. LICENSEE also agrees to use commercially reasonable efforts to register or record this Agreement as is required by law or regulation in any country where the license is in effect.

10.9 Except as expressly set forth in this Agreement, nothing contained herein shall be construed as a grant of a license in, to or regarding any materials, information, technology, patent rights or other intellectual property rights of LICENSEE or INSTITUTIONS.

10.10 Any notices to be given hereunder shall be sufficient if signed by the party (or Party's attorney) giving it and either

(a) delivered in person, or (b) mailed certified mail return receipt requested, or (c) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

               If to LICENSEE:

                    ImaRx Therapeutics, Inc.
                    1635 E. 18th Street
                    Tucson, AZ 85719
                    Tel. 520-770-1259
                    Fax. 520-791-2437

               If to UNEMED:

                    UNEMED Corporation
                    986099 Nebraska Medical Center
                    Omaha, Nebraska, U.S. 69198-6099
                    Telephone Number 402-559-2468
                    Fax Number 402-559-2182

     By such notice either party may change their address for future notices.

     Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given on the date postmarked on the envelope.

10.11 Should a court of competent jurisdiction later hold any provision of this Agreement to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

10.12 In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflict amicably between themselves. This may include mediation, arbitration, or any other procedures upon which the parties agree. Each party agrees that, prior to resorting to litigation to resolve any dispute, it will confer with other party to determine whether other procedures that are less expensive or less time consuming can be adopted to resolve the dispute. Such means of conflict resolution procedures shall be held in Omaha, Nebraska. Notwithstanding the foregoing, either party may, without recourse to the above mentioned conflict resolution procedure, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

10.13 This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

UNEMED CORPORATION                      IMARX THERAPEUTICS, INC.:

Thomas L. McDonald , Ph.D. President    Name: Jean Carlyle, CPA, MPA CFO


/s/ Thomas McDonald                     /s/ Jean Carlyle
-------------------------------------   ----------------------------------------
Signature                               Signature

Date 10-28-03                           Date 10-21-03

                                   APPENDIX A

            Lipid Microbubble for Blood Clot Therapy Development Plan

                           Prepared for UNEMED 8/21/03

ImaRx has previously developed the lipid perfluorocarbon microbubble for enhancing diagnostic ultrasound imaging. This product is FDA approved and currently marketed by Bristol-Myer Squibb as Definity(R). ImaRx is developing the therapeutic uses of this microbubble. While proof of concept may be accomplished using the 'Definity' microbubble, ImaRx is in the process of developing a new microbubble formulation that is specific for therapeutic use in lysing blood clots (SonoLysis(TM)). The FDA would still need to approve the new microbubble formulation and its new application to each disease state. In addition to developing a superior microbubble formulation, an ultrasound device is required for performing SonoLysis. We are currently engaging engineers to develop new device and transducer elements that would be specific for the particular disease state we seek to treat. Further experiments are required to determine optimal ultrasound parameters for each disease state as the clots vary in size, tissue depth and age, among other factors.

As a first clinical indication, ImaRx plans to conduct clinical trials for dialysis graft that have become occluded due to blood clots. An IND has been filed for this indication and clinical trials are planned to initiate prior to the end of 2003. These phase I clinical trials are expected to enroll 24 patients and take 12-18 months to complete. For this indication, we propose to use an off the shelf physical therapy ultrasound device. In the absence of unexpected impediments and successful clinical trials, the product may be able to be on the market in 5-7 years. Depending upon market conditions, other new treatments available and previous clinical results, follow-on INDs are planned to apply the SonoLysis technology to deep venous thrombosis, stroke, myocardial infarction and possibly other diseases.


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